Exhibit 99

CoLucid Pharmaceuticals Announces Election of Mark Corrigan, M.D., to Board of Directors

CAMBRIDGE, MA, October 27, 2015 — CoLucid Pharmaceuticals, Inc. (NASDAQ: CLCD), a Phase 3 clinical-stage biopharmaceutical company that is developing its lead product candidate, lasmiditan, for the acute treatment of migraine headaches in adults, announced today that Mark Corrigan M.D., has been elected by the Board of Directors to serve as a director. Dr. Corrigan is filling a seat created by the resignation of Richard Markham, and will serve as a class II director of the Company with a term expiring at the annual meeting of stockholders to be held in 2017. In addition, Dr. Corrigan has been elected as Chairman of the Compensation Committee. CoLucid’s Board remains at seven directors, six of whom are independent.

Dr. Corrigan serves as a director of EPIRUS Biopharmaceuticals, Inc., and Cardiome Pharma Corp. Previously, he served as president and chief executive officer of Zalicus, Inc., a predecessor of EPIRUS Biopharmaceuticals, from January 2010 until the two companies merged in July 2014. Dr. Corrigan was Executive Vice President, Research & Development of Sunovion Pharmaceuticals Inc. (formerly Sepracor Inc.) from April 2003 until December 2009. Prior to joining Sunovion Pharmaceuticals, he spent 10 years with Pharmacia & Upjohn, Inc., most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Prior to joining the pharmaceutical industry, Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing on psychoneuroendocrinology. Dr. Corrigan served on the board of directors of Cubist Pharmaceuticals, Inc. (acquired by Merck & Co., Inc.), from 2008 until 2015, and Avanir Pharmaceuticals (acquired by Otsuka), from 2014 until 2015.

“We would like to thank Dick Markham for his enthusiastic service as a member of our Board of Directors,” said Art Pappas, Chairman of the Board of Directors. “We are thrilled to have Mark join our board, as he provides a tremendous depth of clinical, regulatory and commercial expertise and experience in the neurology and migraine fields.”

“I am very excited to be working with the CoLucid team to support the Company’s efforts to bring Lasmiditan to patients suffering from migraines,” said Dr. Corrigan. “Lasmiditan represents the first novel mechanism treatment developed for migraines in over 20 years, and offers the potential to treat patients that might otherwise be prevented from taking existing therapies due to cardiovascular risk factors and disease.”

About Lasmiditan

Lasmiditan has been designed to deliver efficacy for the acute treatment of migraine headaches in adults without the vasoconstrictor activity associated with previous generations of migraine therapies. It selectively targets 5-HT1F receptors expressed in the trigeminal pathway. Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine.

CoLucid is currently enrolling patients in SAMURAI, its first of two pivotal phase 3 clinical trials. The objective of SAMURAI is to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is our primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is our secondary endpoint. SAMURAI is a randomized, double-blind, placebo-controlled parallel group study. The study is expected to treat a single migraine in up to 1,483 migraine patients with lasmiditan at approximately 80 U.S. sites. CoLucid expects patients will include those with migraine who also have cardiovascular risk factors or cardiovascular disease. SAMURAI is being conducted under a Special Protocol agreement with the U.S. Food and Drug Administration. Lasmiditan is designed to address major unmet medical needs in patients who are poorly served by currently available therapies, including patients with cardiovascular risk factors or cardiovascular disease who may not be able to take triptans.

CoLucid is also currently enrolling patients in GLADIATOR, a Phase 3 long-term, open-label trial of lasmiditan. The objective of GLADIATOR is to evaluate the safety and efficacy of lasmiditan, as well as resource utilization, functional outcomes and disability. Migraine patients who complete CoLucid’s ongoing first Phase 3 pivotal trial, SAMURAI, as well as the Company’s second Phase 3 pivotal trial, scheduled to commence in the first half of 2016, will be eligible to enroll in GLADIATOR. GLADIATOR is expected to enroll up to a total of 2,580 subjects, who will be randomized to receive 100 mg or 200 mg of lasmiditan, and treated for up to eight migraine attacks per month for one year. Based on the results of GLADIATOR, CoLucid intends to build an appropriate safety database to support a New Drug Application (“NDA”) for lasmiditan. At the time of the NDA submission, it is anticipated that there will be more than 15,000 patient exposures to lasmiditan.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation. An estimated 36 million Americans suffer from migraine. Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing oral lasmiditan for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of unspecified headache pain in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for clinical trial enrollment goals, the initiation of future clinical trials and anticipated cash usage. Actual enrollment results, use of cash and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in our periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers	Hans Vitzthum
Chief Executive Officer	Managing Director
CoLucid Pharmaceuticals, Inc.	LifeSci Advisors, LLC.
(781) 365-2596	(212) 915-2568